                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)*


                          CROWN PACIFIC PARTNERS, L.P.
                                (Name of Issuer)


               Common Units representing limited partner interests
                         (Title of Class and Securities)

                                   228439 10 5
                      (CUSIP Number of Class of Securities)


                               Timothy H. Hosking
                             Fremont Investors, Inc.
                               50 Fremont Street,
                                   Suite 3700
                         San Francisco, California 94105
                                 (415) 284-8701


            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)



                                 February 14, 1997
                          (Date of Event which Requires
                            Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box:
                                    ___
                                   |___|

Check the following box if a fee is being paid with this
statement:                          ___
                                   |___|

                                  SCHEDULE 13D
CUSIP NO. 228439 10 5                                         PAGE 2 OF 14 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Fremont Investors, Inc.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Nevada

--------------------------------------------------------------------------------

                    7    SOLE VOTING POWER
                         3,562,825
  NUMBER OF         ------------------------------------------------------------
   SHARES
BENEFICIALLY        8    SHARED VOTING POWER
  OWNED BY
    EACH
  REPORTING         ------------------------------------------------------------
   PERSON
    WITH            9    SOLE DISPOSITIVE POWER
                         3,562,825
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,562,825

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*    /X/

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     15.2%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 228439 10 5                                         PAGE 3 OF 14 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Sequoia Ventures Inc.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------

                    7    SOLE VOTING POWER
                         1,466,758
  NUMBER OF         ------------------------------------------------------------
   SHARES
BENEFICIALLY        8    SHARED VOTING POWER
  OWNED BY
    EACH
  REPORTING         ------------------------------------------------------------
   PERSON
    WITH            9    SOLE DISPOSITIVE POWER
                         1,466,758
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,466,758

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*    / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     6.9%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 228439 10 5                                         PAGE 4 OF 14 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Fremont Crown Partners

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     WC

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     California

--------------------------------------------------------------------------------

                    7    SOLE VOTING POWER

  NUMBER OF         ------------------------------------------------------------
   SHARES
BENEFICIALLY        8    SHARED VOTING POWER
  OWNED BY
    EACH
  REPORTING         ------------------------------------------------------------
   PERSON
    WITH            9    SOLE DISPOSITIVE POWER

                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*    / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    0% - See Item 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 228439 10 5                                         PAGE 5 OF 14 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Fremont CPL Partners, L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     California

--------------------------------------------------------------------------------

                    7    SOLE VOTING POWER

  NUMBER OF         ------------------------------------------------------------
   SHARES
BENEFICIALLY        8    SHARED VOTING POWER
  OWNED BY
    EACH
  REPORTING         ------------------------------------------------------------
   PERSON
    WITH            9    SOLE DISPOSITIVE POWER

                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*    / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    0% - See Item 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 228439 10 5                                         PAGE 6 OF 14 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Crown Pacific, Ltd.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Oregon

--------------------------------------------------------------------------------

                    7    SOLE VOTING POWER
                         2,711,318
  NUMBER OF         ------------------------------------------------------------
   SHARES
BENEFICIALLY        8    SHARED VOTING POWER
  OWNED BY
    EACH
  REPORTING         ------------------------------------------------------------
   PERSON
    WITH            9    SOLE DISPOSITIVE POWER
                         2,711,318
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,711,318

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*    / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
    12.0%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 228439 10 5                                         PAGE 7 OF 14 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     SVE II, Inc.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Oregon

--------------------------------------------------------------------------------

                    7    SOLE VOTING POWER
                         2,711,318
  NUMBER OF         ------------------------------------------------------------
   SHARES
BENEFICIALLY        8    SHARED VOTING POWER
  OWNED BY
    EACH
  REPORTING         ------------------------------------------------------------
   PERSON
    WITH            9    SOLE DISPOSITIVE POWER
                         2,711,318
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,711,318

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*    / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     12.0%


--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

          This Amendment No. 5 (the "Amendment No. 5") to the Statement on
Schedule 13D (as heretofore amended, the "Schedule 13D") filed on behalf of Fremont Investors, Inc., a Nevada corporation (formerly, Fremont Group, Inc.) ("Fremont"), Sequoia Ventures Inc., a Delaware corporation ("Sequoia"), Fremont Crown Partners, a California general partnership ("FCP"), Fremont CPL Partners, L.P., a California limited partnership ("Fremont CPL"), Crown Pacific, Ltd., an Oregon corporation ("CPL"), and SVE II, Inc., an Oregon corporation ("SVE") (collectively, the "Reporting Persons"), is being filed pursuant to Rule 13d-2 under the Securities Exchange Act of 1934, as amended (the "Act"). The Reporting Persons are making this joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(e) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that such a group exists.

          Unless otherwise indicated, each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the
Schedule 13D.

ITEM 4.  Purpose of Transaction

         Item 4 is hereby amended and supplemented as follows:

         In May 1996, the Reporting Persons disclosed that Mr. Peter W. Stott and Mr. Roger L. Krage had held preliminary discussions with Fremont regarding the purchase of all of the interests of Fremont, Sequoia, FCP, Fremont CPL and SVE in the Partnership, CPL and CPM. After a series of discussions, the parties were unable to agree upon mutually satisfactory terms and have suspended their discussions.

ITEM. 6 Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

         Item 6 is hereby amended and supplemented as follows:

         The information set forth in Item 4 above is incorporated herein by reference.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997

                                   FREMONT INVESTORS, INC.
                                   (formerly FREMONT GROUP, INC.)



                                   By:  /s/ Richard S. Kopf
                                        ---------------------------------
                                        Managing Principal, General
                                        Counsel and Secretary

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997

                                   SEQUOIA VENTURES INC.



                                   By:  /s/ Richard S. Kopf
                                        ---------------------------------
                                        Managing Principal, General
                                        Counsel and Secretary

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997

                                   FREMONT CROWN PARTNERS

                                   By:  Fremont Investors, Inc.
                                        General Partner



                                        By:  /s/ Richard S. Kopf
                                             ---------------------------------
                                             Managing Principal, General
                                             Counsel and Secretary

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997

                                   FREMONT CPL PARTNERS, L.P.

                                   By:  Fremont Investors, Inc.
                                        General Partner



                                        By:  /s/ Richard S. Kopf
                                             ---------------------------------
                                             Managing Principal, General
                                             Counsel and Secretary

                                    SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997

                                   CROWN PACIFIC, LTD., an Oregon
                                   corporation



                                   By:  /s/ Roger L. Krage
                                        ---------------------------------
                                        Roger L. Krage, Secretary

                                    SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1997

                                   SVE II, INC., an Oregon corporation



                                   By:  /s/ Roger L. Krage
                                        ---------------------------------
                                        Roger L. Krage, Secretary